Exhibit 99j

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use in this Post-effective Amendment No. 5 to the Registration Statement for the Electric City Funds, Inc. (Registration Numbers 811-09523 and 333-84665) of all references to our firm included in or made a part of this Amendment.

/s/ McCurdy & Associates CPA's, Inc.

McCurdy & Associates CPA's, Inc.

January 5, 2004